FOR IMMEDIATE RELEASE                                                                                                                                              FOR MORE INFORMATION
February 22, 2008                                                                                                                                                           Contact:  Mark Knox, re: N-990
                                                                     630 388-2529
                                              Media Contact: Richard Caragol
                                                             630 388-2686

NICOR ANNOUNCES 2007 PRELIMINARY EARNINGS AND 2008 ANNUAL OUTLOOK

Naperville, IL – Nicor Inc. (NYSE: GAS) today reported twelve months ended December 31, 2007, preliminary net income, operating income and diluted earnings per common share of $135.2 million, $206.5 million and $2.99, respectively.  This compares to net income, operating income and diluted earnings per common share for the same period in 2006 of $128.3 million, $202.5 million and $2.87, respectively.

Both twelve-month periods were impacted by noteworthy items. Twelve-month results for 2007 included a first quarter reduction to the company’s previously established reserve for its mercury inspection and repair program, and mercury-related cost recoveries, which aggregated approximately $8 million pretax ($.11 per share after-tax).  Absent the impact of these items, 2007 twelve-month results would have been approximately $2.88 per share.  Twelve-month results for 2006 included the effects of a first quarter pretax cost recovery associated with the company’s mercury inspection and repair program of $3.8 million ($.05 per share after-tax) and a second quarter charge associated with a United States Securities and Exchange Commission (SEC) inquiry of $10 million ($.22 per share and non-deductible for tax purposes).  Absent the impact of these items, 2006 twelve-month results would have been $3.04 per share.

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Earnings for the 2007 twelve-month period, compared to 2006, reflect the effects of the aforementioned mercury items and the absence of last year’s charge associated with the SEC inquiry.  2007 earnings for the twelve-month period also reflect higher operating results in the company’s gas distribution business (before consideration of the mercury items) and other energy-related ventures, offset by lower operating results in the company’s shipping business, lower corporate income (before consideration of the 2006 charge associated with the SEC inquiry) and lower income from equity investments.  The twelve-month period comparisons were also impacted by lower interest expense and higher average common shares outstanding in 2007.

“I am pleased with our 2007 performance,” said Russ M. Strobel, Nicor’s chairman, president and chief executive officer.  “Our gas distribution business delivered solid financial results in the face of an increasingly difficult economic and cost environment.  Our shipping business experienced its second highest level of operating income in its history and a record level of net income in 2007. Our other energy-related ventures also produced their second consecutive year of record results.  Looking ahead, however, consolidated 2008 financial results are expected to be significantly impacted by lower operating results at Nicor Gas due to continued demand weakness and operating cost pressures. Nicor Gas has consistently been a low-cost provider, but we are simply not earning our allowed rate of return. As a result, we are evaluating the need to file for rate relief with the Illinois Commerce Commission.  Our residential customers benefit from delivery rates that are approximately 40 percent lower than average Illinois rates.  Any rate relief we seek would continue Nicor Gas’ long tradition of being a low-cost, high-value provider.”

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For the fourth quarter 2007, preliminary net income, operating income and diluted earnings per common share were $55.5 million, $77.2 million and $1.22, respectively.  This compares to net income, operating income and diluted earnings per common share for the same period in 2006 of $58.3 million, $91.0 million and $1.29, respectively.

Earnings for the 2007 fourth quarter, compared to 2006, reflect lower operating results in the company’s gas distribution and other energy-related ventures and lower corporate operating income, partially offset by higher operating results in the company’s shipping business.  The fourth quarter comparisons were also impacted by lower interest expense in 2007.

Details regarding 2007 twelve-months-ended and fourth quarter preliminary financial results compared to 2006 follow:
•	For the twelve months ended December 31, 2007 gas distribution operating income increased to $128.7 million from $123.9 million in 2006. The year-to-date period reflected:
-	The positive effect of higher mercury-related benefits compared to last year ($4.4 million).
-	The positive impact of increased natural gas deliveries due to colder weather compared to last year (approximately $17 million).
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Partially offsetting these positive factors were lower average distribution rates (approximately $6 million, including the negative impact of about $2 million attributable to the Illinois Commerce Commission’s (ICC) rate order rehearing decision that went into effect in April 2006); higher depreciation expense ($5.5 million); the impact of customer interest (approximately $2 million); higher operating and maintenance costs ($1.3 million) due to increased bad debt expense, partially offset by decreased storage-related natural gas costs and natural gas and fuel costs to operate company equipment and facilities; and lower gains on property sales ($1.3 million).

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•	For the 2007 fourth quarter, gas distribution operating income decreased to $40.4 million from $43.7 million in 2006. The quarter reflected:
-	The negative impact of decreased natural gas deliveries unrelated to weather compared to last year (approximately $7 million); and higher depreciation expense ($1.4 million).
-	Partially offsetting these negative factors was the positive impact of increased natural gas deliveries due to colder weather compared to last year (approximately $5 million).

•
For the twelve-months-ended December 31, 2007, shipping operating income decreased to $45.4 million from $47.5 million in 2006 due to higher operating costs; offset in part by increased revenues (resulting from higher volumes shipped). Increased operating costs for the 2007 twelve-month-ended period, compared to 2006, were due primarily to higher transportation-related costs including fuel. For the 2007 fourth quarter, shipping operating income increased to $18.5 million from $18.0 million in 2006 due primarily to lower operating costs.  Operating revenues for the 2007 fourth quarter, compared to 2006, were essentially unchanged as the impact of higher average rates, were largely offset by lower volumes.  Decreased operating costs for the 2007 fourth quarter, compared to 2006, were due primarily to lower repair and maintenance costs, cargo claims and general administrative expenses; partially offset by higher transportation-related costs, including fuel.

•
For the twelve-months-ended December 31, 2007, other energy-related ventures operating income increased to $34.0 million compared to $26.6 million in 2006 due to higher operating results in the company’s retail energy-related products and services businesses and wholesale natural gas marketing business.  For the 2007 fourth quarter, other energy ventures operating income decreased to $18.2 million from $25.9 million in 2006 due primarily to lower operating results in the company’s wholesale natural gas marketing business, partially offset by improved operating results in the company’s retail energy-related products and services businesses.

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Improved 2007 twelve-month ended and fourth quarter operating results, as compared to 2006, in the company’s retail energy-related products and services businesses were due to improved margins associated with customer contracts.

Improved 2007 twelve-month-ended operating results, as compared to 2006, in the company’s wholesale natural gas marketing business was due primarily to the favorable costing of physical sales activity and improved results from risk management activities associated with hedging the product risks of the utility-bill management contracts offered by the company’s retail energy-related products and services businesses, partially offset by lower positive fair value adjustments on derivative instruments used to hedge purchases and sales of natural gas inventory. Lower 2007 fourth quarter operating results, as compared to 2006, in the company’s wholesale natural gas marketing business was due to less favorable costing of physical sales activity, unfavorable fair value adjustments related to derivative instruments used to hedge purchases and sales of natural gas inventory and lower results from risk management activities associated with hedging the product risks of the utility-bill management contracts offered by the company’s retail energy-related products and services businesses.

The company uses derivative instruments to economically hedge purchases and sales of natural gas inventory. Such derivative instruments are used to mitigate commodity price risk in order to substantially lock-in the profit margin that will ultimately be realized from the withdrawal and sale of natural gas in storage.  Earnings at the wholesale natural gas marketing business can be subject to volatility as the fair value of derivatives change, even when the underlying expected profit margin is largely unchanged.    The volatility resulting from these adjustments can be significant from period to period.

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Corporate operating results for the 2007 twelve-month ended period, compared to 2006, reflect the absence of the previously discussed $10 million charge relating to the SEC inquiry (non-deductible for tax purposes); the absence of an insurance recovery of $5.2 million pretax recognized in the 2006 third quarter related to previously incurred legal expenses; and a less favorable weather-related impact associated with certain of the company’s retail utility-bill management products of $0.2 million pretax, compared to the favorable weather impact on such businesses in 2006 of $9.5 million pretax.  Corporate 2007 fourth quarter results, compared to 2006, reflect the absence of any weather-related impact associated with certain of the company’s retail utility-bill management products, compared to the favorable weather impact on such businesses in 2006 of $3.2 million pretax.  Under terms of a corporate swap agreement, benefits or costs resulting from variances in normal weather associated with retail energy-related products are recorded primarily in corporate operating results.

•
Twelve-month 2007 financial results, compared to 2006, reflect lower pretax equity investment income due primarily to the absence of a gain of $2.4 million pretax on a sale of an equity investment interest in the 2006 third quarter and the related equity investment income prior to the date of sale of $1.4 million pretax.

•
Twelve-month and fourth quarter 2007 financial results were also favorably impacted by lower interest expense resulting primarily from a reduction of interest expense of approximately $9.6 million pretax related to a settlement with the Internal Revenue Service (IRS) related to the timing of certain deductions taken as part of a change in accounting method on the company’s 2002 tax return.

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•
Effective January 2006, the company reorganized certain of its shipping and related operations.  This reorganization allows the company to take advantage of certain provisions of the American Jobs Creation Act of 2004 that provide the opportunity for tax savings subsequent to the date of the reorganization.  In connection with these activities, the full year 2006 reflected a net income tax benefit of $5.2 million from the elimination of certain deferred taxes.  In 2006, the company incurred $4.7 million in income tax expense associated with these activities.

2008 Earnings Outlook

The company also announced that its estimate for 2008 diluted earnings per common share is in the range of $2.20 to $2.40.  Consistent with prior guidance, the annual outlook excludes, among other things, any future impacts associated with the Illinois Commerce Commission’s (ICC) Performance-Based Rate plan/Purchased Gas Adjustment review, other contingencies, or changes in tax law. The company also indicated that its estimate does not reflect the additional variability in earnings due to fair value accounting adjustments in its businesses and other impacts that could occur because of future volatility in the natural gas markets. While these items could materially affect 2008 earnings, they are not currently estimable. The company's 2008 estimate assumes normal weather for the remainder of the year.

The company’s annual earnings outlook for 2008 compared to 2007, excluding the mercury-related reserve adjustment and cost recoveries is based on lower expected results in each of the company's business segments.  The company also expects 2008 results will be impacted by higher net interest expense resulting primarily from the absence of the positive impact in 2007 from the settlement of certain income tax matters with the IRS.

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The most significant decline in the company’s earnings outlook is projected in the company’s gas distribution business resulting from the impact of higher operating and maintenance, depreciation and interest costs.  The company is under-recovering its allowed costs of delivery service, and, as a result, is currently evaluating the need for a general rate filing with the ICC.   In the case of a general rate filing, the ICC normally has 11 months to complete its review.

The company will provide updates to its annual earnings outlook only as part of its quarterly and annual earnings releases.

Conference Call

As previously announced the company will hold a conference call to discuss its twelve-months-ended and fourth quarter 2007 financial results, and 2008 outlook.  The conference call will be this morning, Friday, February 22, 2008 at 8:30 a.m. central, 9:30 a.m. eastern time.  To hear the conference call live, please log on to Nicor’s corporate Web site at www.nicor.com, choose “Investor” and then select the webcast icon on the Overview page. A replay of the call will be available until 10:30 a.m. central time, Friday, March 7, 2008.  To access the recording, call (888) 286-8010, or (617) 801-6888 for callers outside the United States, and enter reservation number 27917567.  The call will also be archived on Nicor’s corporate website for 90 days.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index. Its primary business is Nicor Gas, one of the nation’s largest natural gas distribution companies.  Nicor owns Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas. In addition, the company owns and has an equity interest in several energy-related businesses.  For more information, visit the Nicor Web site at www.nicor.com.

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Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates.  Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations.  Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate,” or similar phrases.  Actual results may differ materially from those indicated in the company’s forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review, and undue reliance should not be placed on such statements.

Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; accidents, leaks, equipment failures, service interruptions, environmental pollution, and other operating risks; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major customers, transporters, suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.

Nicor Inc.

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (millions, except per share data)

	Three months ended		Twelve months ended
	December 31		December 31
	2007	2006	2007	2006

Operating revenues	$919.5	$838.2	$3,176.3	$2,960.0

Operating expenses
Gas distribution
Cost of gas	558.1	484.9	1,906.5	1,743.7
Operating and maintenance	68.3	68.6	269.8	268.5
Depreciation	41.2	39.8	165.6	160.1
Taxes, other than income taxes	40.8	39.8	166.9	163.0
Mercury-related recoveries, net	-	-	(8.0)	(3.6)
Property sale gains	-	(.1)	(2.0)	(3.3)
Shipping	91.8	92.2	358.5	350.8
Other energy ventures	67.3	54.9	210.5	189.3
Litigation charges	-	-	-	10.0
Other corporate expenses and eliminations	(25.2)	(32.9)	(98.0)	(121.0)
Total operating expenses	842.3	747.2	2,969.8	2,757.5

Operating income	77.2	91.0	206.5	202.5
Interest expense, net of amounts capitalized	3.6	13.6	37.9	49.1
Equity investment income, net	1.9	1.9	6.3	11.1
Interest income	1.7	1.1	8.8	9.0
Other income, net	.4	.2	.6	.6

Income before income taxes	77.6	80.6	184.3	174.1

Income tax expense, net of benefits	22.1	22.3	49.1	45.8

Net income	$55.5	$58.3	$135.2	$128.3

Average shares of common stock outstanding
Basic	45.2	44.9	45.2	44.6
Diluted	45.3	45.0	45.3	44.7

Earnings per average share of common stock
Basic	$1.23	$1.30	$2.99	$2.88
Diluted	$1.22	$1.29	$2.99	$2.87

Nicor Inc.

PRELIMINARY FINANCIAL HIGHLIGHTS
Unaudited (millions, except per share data)

	Three months ended		Twelve months ended
	December 31		December 31
	2007	2006	2007	2006

Operating revenues
Gas distribution	$748.8	$676.7	$2,627.5	$2,452.3
Shipping	110.3	110.2	403.9	398.3
Other energy ventures	85.5	80.8	244.5	215.9
Corporate and eliminations	(25.1)	(29.5)	(99.6)	(106.5)
	$919.5	$838.2	$3,176.3	$2,960.0

Operating income (loss)
Gas distribution	$40.4	$43.7	$128.7	$123.9
Shipping	18.5	18.0	45.4	47.5
Other energy ventures	18.2	25.9	34.0	26.6
Corporate and eliminations	.1	3.4	(1.6)	4.5
	$77.2	$91.0	$206.5	$202.5

Net income	$55.5	$58.3	$135.2	$128.3

Average shares of common stock outstanding
Basic	45.2	44.9	45.2	44.6
Diluted	45.3	45.0	45.3	44.7

Earnings per average share of common stock
Basic	$1.23	$1.30	$2.99	$2.88
Diluted	$1.22	$1.29	$2.99	$2.87

Nicor Inc.		Preliminary Operating Statistics Page 1 of 2
Gas Distribution
Unaudited
	Three months ended		Twelve months ended
	December 31		December 31
	2007	2006	2007	2006
Operating revenues (millions)
Sales - Residential	$523.8	$463.6	$1,791.4	$1,671.1
Commercial	120.7	98.7	426.2	373.9
Industrial	12.8	10.9	47.6	42.8
	657.3	573.2	2,265.2	2,087.8
Transportation - Residential	9.7	10.1	31.1	32.0
Commercial	23.0	26.6	76.7	82.1
Industrial	9.0	9.8	37.5	41.0
Other	.6	2.1	10.6	3.7
	42.3	48.6	155.9	158.8
Other revenues - Revenue taxes	35.7	36.2	149.6	147.7
Environmental cost recovery	2.9	4.4	10.9	11.6
Chicago Hub	5.8	12.5	19.0	26.4
Other	4.8	1.8	26.9	20.0
	49.2	54.9	206.4	205.7
	$748.8	$676.7	$2,627.5	$2,452.3
Deliveries (Bcf)
Sales - Residential	64.6	64.3	201.8	185.9
Commercial	14.8	13.9	48.7	41.8
Industrial	1.7	1.6	5.7	5.0
	81.1	79.8	256.2	232.7
Transportation - Residential	6.9	6.2	19.7	17.0
Commercial	26.8	25.8	84.6	80.4
Industrial	27.8	28.6	107.8	108.6
	61.5	60.6	212.1	206.0
	142.6	140.4	468.3	438.7

Degree days	2,057	1,873	5,756	5,174
Warmer than normal
Degree days	(16)	(200)	(74)	(656)
Percent (1)	(1)	(10)	(1)	(11)

Average gas cost per Mcf sold	$6.83	$6.02	$7.36	$7.44

Customers at December 31 (thousands) (2)
Sales - Residential	1,789	1,807
Commercial	128	123
Industrial	7	7
	1,924	1,937
Transportation - Residential	191	166
Commercial	54	57
Industrial	5	6
	250	229
	2,174	2,166

(1) Normal weather for Nicor Gas' service territory, for the purposes of this report, is considered to be 5,830 degree days per year.
(2) The company redefined the customer count methodology in 2006 in conjunction with its new customer care and billing system.

Nicor Inc.		Preliminary Operating Statistics Page 2 of 2
Shipping
Unaudited	Three months ended		Twelve months ended
	December 31		December 31
	2007	2006	2007	2006

Operating revenues (millions)	$110.3	$110.2	$403.9	$398.3

Operating income (millions)	$18.5	$18.0	$45.4	$47.5

Twenty-foot equivalent units (TEU)
shipped (thousands)	54.4	55.8	206.6	203.1

Revenue per TEU	$2,027	$1,975	$1,955	$1,961

Ports served	26	27

Vessels operated	19	18